Exhibit 99.1

PRESS RELEASE

May 22, 2006

CRESCENT BANKING COMPANY

P.O. Box 668, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

NAMED NUMBER 26 OF GEORGIA’S TOP 100

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) has been ranked by the Atlanta Journal-Constitution’s Best of Business 2006 as number 26 among Georgia’s 100 top performing public companies.

Georgia’s top 100 public companies were ranked by 2005 performance. Companies were ranked by PricewaterhouseCoopers LLP based on five weighted variables: annual revenue, year-over-year revenue change, return on equity, annual change in profit margin and total return on investment.

In addition to an overall ranking of 26, Crescent ranked number 19 in total return on investment. Total return on investment takes into account the 2005 share price gain plus reinvested dividends.

Don Boggus, the Company’s President, stated: “We are very pleased to be recognized as a top performing company in Georgia. Our expansion strategy is working well as we see the earnings results of our growth.” The Company now has 14 offices located in Bartow, Cherokee, Cobb, Forsyth, Fulton, Pickens and Walton County.

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $719.6 million and consolidated shareholders’ equity of $56.7 million, or $21.99 per share of common stock, as of March 31, 2006. The Company had approximately 2.6 million shares of common stock outstanding at March 31, 2006. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Past performance may not be indicative of future performance. These forward-looking statements, including statements about the timing and the effects of the Company’s community banking expansion, including expectations of the costs and profitability of such expansion, and performance are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s annual report on Form 10-K for the year ended December 31, 2005 under “Special Cautionary Notice Regarding Forward Looking Statements”, Risk Factors” and otherwise in the Company’s SEC reports and filings. Past performance may not be indicative of future performance. We do not undertake any obligation to update our forward-looking statements.